Sabine Logo
& Website Address

Sabine Production Partners, LP
512 Main Street, Suite 1200
Fort Worth, Texas 76102

U.S Postage Paid
Permit #123

Dear Unit Holder:

Your attendance is requested for informational meetings to discuss the proxy solicitation mailed to you in late December to consider and act upon a series of related proposals.

Date: Location: Time
Date: Location: Time
Date: Location: Time
Date: Location: Time
Date: Location: Time

Please call (800) 519-4866 to register or visit us at www.sabinepartners.com for additional information.

Informational Meetings

Unit Holder Name
123 Street Address
City, State, Zip

Conservative Acquisition Picture in S-4
As colored background

Active and Experienced Management in S-4
As colored background

Important Informational Meetings – Your Vote Counts

Sabine Logo
& Website Address

Long Life Investment Picture in S-4
As colored background

Structured to Grow Picture in S-4
As colored background